EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Rural Cellular Corporation on Form S-8 of our report dated February 7, 2003, relating to the consolidated financial statements of Rural Cellular Corporation and Subsidiaries as of and for the years ended December 31, 2002 and 2001 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: (i) the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, (ii) the adoption of SFAS No. 133 (as amended by SFAS No. 138), and (iii) the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications), appearing in the Annual Report on Form 10-K of Rural Cellular Corporation for the year ended December 31, 2002.

Deloitte & Touche LLP

Minneapolis, Minnesota
June 4, 2003